FOR IMMEDIATE RELEASE

Contact:
Michael DeVeau
Head of Investor Relations and Communications & Divisional CFO, Scent
212.708.7164
Michael.DeVeau@iff.com

IFF Reports Fourth Quarter and Full Year 2019 Results

NEW YORK, N.Y., (February 12, 2020) - International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS ex Amortization
$1.3 B	$117 M	$0.70	$1.3 B	$174 M	$1.15	$1.46

Full Year 2019 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS ex Amortization
$5.1 B	$665 M	$4.00	$5.1 B	$793 M	$4.88	$6.17

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary
“2019 was a transformational year for IFF as we continued to take important steps to redefine our industry, including our integration of Frutarom and recently announced combination with DuPont Nutrition & Biosciences,” said IFF Chairman and CEO Andreas Fibig. “Importantly, we continued to achieve significant cost synergies from Frutarom well ahead of our year-one targets, and captured solid year one revenue synergies, demonstrating our broad operational strength.

“In the fourth quarter, we delivered high-single digit currency neutral top-line growth and a robust double-digit increase in adjusted EPS ex amortization - both broadly in line with our expectations. During 2019, we grew sales to $5.1 billion, expanded our adjusted operating profit margin ex amortization, and delivered on our balance sheet deleverage commitment - a testament to our team’s focus, dedication and commitment to delivering strong results while executing our long-term strategy.

“Looking forward to 2020, our priorities are clear: drive growth and profitability in our business, substantially complete the Frutarom integration and lay the groundwork for a successful combination with DuPont Nutrition & Biosciences. With continued focus on execution, we will be well-positioned to become a global leader in innovative integrated solutions and create value for all of our stakeholders."

Fourth Quarter 2019 Consolidated Financial Results

•
Reported net sales for the fourth quarter totaled $1.28 billion, an increase of 5% from $1.22 billion in 2018. Currency neutral sales increased 7%, including the net contribution of acquisitions and divested businesses. Growth this quarter benefited from approximately 4 percentage points associated with an additional week of sales, or a 53rd week.

•
Reported earnings per share (EPS) for the fourth quarter was $0.70 per diluted share versus $0.09 per diluted share reported in 2018. Excluding those items that affect comparability, adjusted EPS ex amortization was $1.46 per diluted share in 2019 versus $1.23 in the year-ago period, led by adjusted operating profit growth, increases in other income and a lower effective tax rate.

Fourth Quarter 2019 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Scent	4%	7%	6%	11%
Taste	7%	2%	8%	5%
Frutarom	4%	17%	6%	24%

Scent Business Unit

•
On a reported basis, sales increased 4%, or $20.4 million, to $478.3 million. Currency neutral sales increased 6%, with growth in all regions and nearly all categories. Performance was strongest in Consumer Fragrance, increasing high-single digits, driven by strong growth in Home, Fabric and Hair Care. Fine Fragrance grew mid single-digits, led by double-digit growth in both Greater Asia and Latin America. Fragrance Ingredients declined low single-digits as price increases were offset by volume declines related to inventory destocking.

•	Scent segment profit increased 7% on a reported basis and increased 11% on a currency neutral basis driven by the benefits of productivity initiatives and volume growth.

Taste Business Unit

•
On a reported basis, sales increased 7%, or $28.3 million, to $429.9 million. Currency neutral sales increased 8% led by double-digit growth in Greater Asia and high single-digit growth in North America. From a category perspective, growth was strongest in Beverage and Savory, led by strong new win performance.

•
Taste segment profit increased 2% on a reported basis and increased 5% on a currency neutral basis as contributions from volume growth, productivity and lower incentive compensation expense were moderated by higher raw material costs.

Frutarom Business Unit

•
On a reported basis, sales increased 4%, or $16.0 million, to $375.6 million. Currency neutral sales increased 6%, including the net contribution of acquisitions and divested businesses. Sales, excluding the impact of foreign currency and the benefits of acquisitions, grew 2% driven by solid growth in Taste and Savory Solutions.

•
Frutarom segment profit increased 17% on a reported basis and 24% on a currency neutral basis to $32 million. Excluding amortization, segment profit for the fourth quarter was $73 million driven by acquisition-related synergies and cost management.

Full Year 2019 Consolidated Financial Results

•
Reported net sales for the full year totaled $5.1 billion, an increase of 29% from $4.0 billion in 2018, including the contribution of sales related to Frutarom. On a combined basis, currency neutral sales increased 3%, including the net contribution of acquisitions and divested businesses. Growth this year benefited from approximately 1 percentage point associated with an additional week of sales, or a 53rd week.

•
Reported earnings per share (EPS) for the full year was $4.00 per diluted share versus $3.79 per diluted share reported in 2018. Excluding those items that affect comparability, adjusted EPS ex amortization was $6.17 per diluted share in 2019 versus $6.23 in the yea

r-ago period, as adjusted operating profit improvement was more than offset by higher shares outstanding and interest expense - both related to the Frutarom acquisition.

Full Year 2019 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Scent	2%	1%	4%	6%
Taste	0%	(3)%	2%	0%
Frutarom	—	—	—	—

Scent Business Unit

•
On a reported basis, sales increased 2%, or $42.1 million, to $1.9 billion. Currency neutral sales increased 4%, with growth in all regions and all categories. Performance was strongest in Fine Fragrance and Consumer Fragrance, both growing mid single-digits. Fine Fragrance results were driven by double-digit growth in EAME and Greater Asia, while Consumer Fragrance was led by strong improvements in Home and Fabric Care. Fragrance Ingredients improved low single-digits led by price increases related to higher raw material costs.

•	Scent segment profit increased 1% on a reported basis and increased 6% on a currency neutral basis led by raw material driven price increases and the benefits of productivity initiatives.

Taste Business Unit

•
On a reported basis, sales remained relatively constant at $1.7 billion. Currency neutral sales increased approximately 2% as performance was driven by high single-digit growth in Greater Asia and low single-digit growth in EAME. In North America and Latin America, results were challenged, as performance was adversely impacted by volume erosion with multinational customers. From a category perspective, growth was strongest in Beverage and Savory, led by strong new win performance.

•
Taste segment profit decreased 3% on a reported basis and 0% on a currency neutral basis as productivity, integration related synergies and lower incentive compensation expense were offset by higher raw material costs.

Frutarom Business Unit

•	On a reported basis, sales were $1.5 billion. On a standalone basis, currency neutral sales increased 3%, including the net contribution of acquisitions and divested businesses.

•	Sales, excluding the impact of foreign currency and the benefits of acquisitions, remained constant driven by solid growth in Taste and Savory Solutions.

•	Frutarom segment profit contributed $127 million, or $286 million excluding amortization. Margin continued to be supported by acquisition-related synergies and cost management.

Brazil Tax Recovery During the fourth quarter of 2019, the Company recognized $8 million in income related to the expected recoveries of previously paid indirect taxes in Brazil from the period from 2012 to 2018 that have been subject to litigation between the Company and certain tax authorities. The amount has been recorded in Selling and administrative expense.

Compliance Investigation Completed
IFF’s investigation of allegations that improper payments to representatives of customers were made in Russia and Ukraine has been completed. Such allegations were substantiated, and IFF has confirmed that key members of Frutarom’s senior management at the time were aware of such payments. IFF has taken appropriate remedial actions, including replacing senior management in relevant locations, and believes that such improper customer payments have stopped.

IFF has confirmed in these investigations that total affected sales represented less than 1% of IFF’s consolidated net sales for 2019. The impact of the reviews including the costs associated with them, have not been material to IFF’s results of operations or financial condition. In addition, no evidence was uncovered suggesting that any of these compliance matters had any connection to the United States.

In addition to IFF’s standard compliance integration activities, IFF also conducted a robust secondary review of Frutarom’s operations in certain other jurisdictions, including those that it deems “high risk”. These reviews supplemented IFF’s existing global compliance initiatives that were implemented at Frutarom in connection with the closing of the Frutarom transaction. These secondary reviews were conducted with the assistance of outside legal and accounting firms. These reviews are also complete.

IFF is committed to the highest standards of ethics and integrity and has strict compliance policies in place that are regularly reviewed and updated.

Outlook
The Company's 2020 guidance is as follows:

Guidance
Sales	$5.15B - $5.35B
Adjusted EPS (1)	$4.89 - $5.14
Adjusted EPS Ex Amortization (1)	$6.20 - $6.45

1 See Use of Non-GAAP Financial Measures

When comparing 2020 guidance to 2019 results, currency is expected to negatively impact sales by an estimated 1 percentage point, and adjusted EPS ex amortization by 3 percentage points.

Sales growth for 2020 is expected to be approximately 1% to 5% on a currency neutral basis, which includes an estimated 1 percentage point impact related to the 53rd week in the prior year period and an anticipated 0.5 percentage point impact, principally related to the carryover effect from the Russia/Ukraine compliance issue and CitraSource. Excluding these impacts, currency neutral core sales growth is expected to be approximately 2.5% to 6.5%.

Adjusted EPS ex amortization growth for 2020 is expected to be approximately 3.5% to 7.5% on a currency neutral basis, which includes an estimated 5 percentage point impact related to an incentive compensation reset, an estimated 1 percentage point impact related to the 53rd week in the prior year period and an anticipated 0.5 percentage point impact, principally related to the carryover effect from the Russia/Ukraine compliance issue and CitraSource. Offsetting this is a 6 percentage point contribution from integration synergies. Excluding these impacts, core currency neutral adjusted EPS ex amortization growth is expected to be approximately 4% to 8%.

The Company expects to achieve a Net Debt to EBITDA ratio of less than 3.0x by the end of 2020.

The Company expects a modest impact from the recent coronavirus outbreak in Asia, based on its knowledge at this time. However, there are still too many variables and uncertainties regarding this outbreak to quantify currently. The Company is assessing developments constantly and will update these measures as needed.

Starting in the first quarter 2020, the Company will report financial results in two segments, Taste and Scent, incorporating nearly all Frutarom business into the Taste segment. Under the new reporting structure, the new Taste segment would have represented approximately 62% of 2019 sales and the new Scent segment would have represented approximately 38% of 2019 sales.

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at www.sec.gov by March 3, 2020.

Audio Webcast
A live webcast to discuss the Company’s fourth quarter and full year 2019 financial results will be held on February 13, 2020, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.
Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding guidance for full year 2020, the proposed combination with DuPont’s Nutrition & Biosciences business (“N&B”), the progress of the integration of Frutarom, including expected cost savings in 2020, and our ability to accelerate growth and profitability in 2020. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2019 and subsequent filings with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) risks related to the integration of the Frutarom business, including whether we will realize the benefits anticipated from the acquisition in the expected time frame, (2) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition, (3)the impact of the outcome of legal claims, regulatory investigations and litigation, including any that may arise out of the Company’s investigations into improper payments made in Frutarom businesses principally operating in Russia and the Ukraine, (4) the increase in the Company’s leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on the Company’s liquidity and ability to return capital to its shareholders, (5) the Company’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed combination with N&B, (6) any failure to obtain necessary regulatory approvals, approval of IFF’s shareholders, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed combination with N&B, (7) potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade, (8) the integration of IFF and N&B being more difficult, time consuming or costly than expected, (9) the possibility that IFF may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the proposed combination with N&B within the expected time frames or at all, (10) customer loss and business disruption being greater than expected following the proposed combination with N&B, (11) the impact of any divestitures required as a condition to consummation of the proposed combination with N&B as well as other conditional commitments, (12) risks relating to the value of the IFF shares to be issued in the combination with N&B and uncertainty as to the long-term value of IFF’s common stock, (13) the Company’s ability to successfully market to its expanded and decentralized Taste and Frutarom customer base, (14) the Company’s ability to effectively compete in its market and develop and introduce new products that meet customers’ needs, (15) the Company’s ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations, (16) the impact of the disruption in the Company’s manufacturing operations, (17) the impact of a disruption in the Company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, (18) volatility and increases in the price of raw materials, energy and transportation, (19) the Company’s ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact, (20) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security, (21) the Company’s ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, (22) the Company’s ability to establish and manage collaborations, joint ventures or partnership that lead to development or commercialization of products, (23) the Company’s ability to benefit from its investments and expansion in emerging markets, (24) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, (25) economic, regulatory and political risks associated with the Company’s international operations, (26) the impact of global economic uncertainty on demand for consumer products, (27) the inability to retain key personnel, (28) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws, (29) the Company’s ability to realize the benefits of its cost and productivity initiatives, (30) the Company’s ability to successfully manage its working capital and inventory balances, (31) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, (32) the Company’s ability to protect its intellectual property rights, (33) the impact of the outcome of legal claims, regulatory investigations and litigation, (34) changes in market conditions or governmental regulations relating to our pension and postretirement obligations, (35) the impact of future impairment of our tangible or intangible long-lived assets, (36) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes, (37) the effect of potential government regulation on certain product development initiatives, and restrictions or costs that may be imposed on the Company or its operations as a result, and (38) the impact of the United Kingdom’s departure from the European Union. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) currency neutral sales; (ii) adjusted operating profit; (iii) adjusted operating profit (margin) ex. amortization; (iv) adjusted EPS; (v) adjusted EPS ex. amortization; (vi) Frutarom organic sales and (vii) Frutarom segment profit ex amortization

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating international currency to U.S. dollars. We calculate currency neutral numbers by comparing current year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction.

Frutarom organic sales are currency neutral sales excluding the impact of acquisitions for the twelve months following the acquisition. We also adjust Frutarom organic sales on a currency neutral basis to reflect planned divestitures and temporary business headwinds related to CitraSouce, Natural Colors, PTI and Trade & Marketing that are expected to normalize.

Adjusted Operating Profit excludes the impact of operational improvement initiatives, acquisition related costs, integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, FDA mandated product recall, Frutarom acquisition related costs, compliance review & legal defense costs and N&B transaction related costs ("Operating Profit Items Impacting Comparability").

Adjusted Operating Profit (Margin) ex. Amortization excludes the impact of Operating Profit Items Impacting Comparability and the amortization of acquisition related intangible assets.

Adjusted EPS excludes the impact of operational improvement initiatives, acquisition related costs, integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, FDA mandated product recall, U.S. tax reform, Frutarom acquisition related costs, compliance review & legal defense costs, N&B merger related costs and redemption value adjustment to EPS (often referred to as “Items Impacting Comparability”).

Adjusted EPS ex. Amortization excludes the impact of Items Impacting Comparability and the amortization of acquisition related intangible assets.

Frutarom segment profit ex amortization is Frutarom segment profit excluding amortization expense related to intangible assets of $41 million in the fourth quarter of 2019 and $159 million in the full year 2019.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

In the fourth quarter of fiscal year 2018, we began including Adjusted EPS ex. Amortization as a key non-GAAP financial measure of our business. Full amortization expense of intangible assets acquired in connection with acquisitions will be excluded from Adjusted EPS ex. Amortization calculation. The exclusion of amortization expense allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies. We believe this calculation will provide a more accurate presentation in this and in future periods in the event of additional acquisitions. Further, this allows the investors to evaluate and understand operating trends excluding the impact on operating income and earnings per diluted share. In addition, the Frutarom acquisition related costs have been separated from costs related to prior acquisitions. The Frutarom acquisition costs represent a significant balance and we believe this amount should be shown separately to provide an accurate presentation of the acquisition related costs. Our GAAP results and GAAP metrics do not change, and this change has no effect on day to day business operations, or how we manage our business. For Frutarom, we present segment profit excluding amortization expense as it allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies.

Forward-Looking Non-GAAP Metrics. This press release also includes our expectations for 2020 with respect to (i) sales growth; (ii) Adjusted EPS growth; and (iii) Adjusted EPS ex. amortization growth. The closest corresponding GAAP measures to these non-GAAP measures and a reconciliation of the differences between the non-GAAP metric expectation and the corresponding GAAP measure is not available without unreasonable effort due to the length of the forecasted period and potential variability, complexity and low visibility as to items such as future contingencies and other costs that would be excluded from the GAAP measures, and the tax impact of such items, in the relevant future period. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Combined 2018 Financials
We calculated “combined” numbers by combining (i) our fiscal year 2018 results (including Frutarom from October 4, 2018 to December 31, 2018) with (ii) the results of Frutarom from January 1, 2018 to October 3, 2018, and adjusting for divestitures of Frutarom’s businesses since October 4, 2018, but do not include any other adjustments that would have been made had we owned Frutarom for such periods prior to October 4, 2018.

Standalone Frutarom Growth
We calculated Frutarom growth “on a standalone basis” by comparing (i) Frutarom sales results prior to acquisition from January 1, 2018 to October 3, 2018 combined with Frutarom sales post acquisition from October 4, 2018 to December 31, 2018 to (ii) Frutarom sales results for fiscal year 2019.

Welcome to IFF
At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net sales	$1,283,769	$1,219,047	5%	$5,140,084	$3,977,539	29%
Cost of goods sold	781,607	741,532	5%	3,027,336	2,294,832	32%
Gross profit	502,162	477,515	5%	2,112,748	1,682,707	26%
Research and development	85,637	83,038	3%	346,128	311,583	11%
Selling and administrative	242,004	249,614	(3)%	876,121	707,461	24%
Restructuring and other charges	7,350	2,249	NMF	29,765	5,079	NMF
Amortization of acquisition-related intangibles	49,132	48,106	2%	193,097	75,879	154%
Losses (gains) on the sale of fixed assets	1,231	(742)	NMF	2,367	(1,177)	NMF
Operating profit	116,808	95,250	23%	665,270	583,882	14%
Interest expense	35,559	38,804	(8)%	138,221	132,558	4%
Loss on extinguishment of debt	—	—	—%	—	38,810	(100)%
Other (income), net	(15,278)	(9,854)	55%	(30,403)	(35,243)	(14)%
Pretax income	96,527	66,300	46%	557,452	447,757	24%
Income taxes	16,150	50,800	(68)%	97,184	107,976	(10)%
Net income	80,377	15,500	NMF	460,268	339,781	35%
Net (loss) income attributable to noncontrolling interest	(3,166)	2,479	NMF	4,395	2,479	77%
Net income attributable to IFF	83,543	13,021	NMF	455,873	337,302	35%

Net income per share - basic (1)	$0.71	$0.09		$4.05	$3.81
Net income per share - diluted (1)	$0.70	$0.09		$4.00	$3.79

Average number of shares outstanding - basic	112,003	110,871		111,966	87,551
Average number of shares outstanding - diluted	113,472	112,155		113,307	88,121

(1) For 2018 and 2019, net income per share reflects adjustments related to the excess of the redemption value of certain redeemable noncontrolling interests, over their existing carrying values.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31,
	2019	2018
Cash, restricted cash & cash equivalents	$623,945	$648,522
Receivables	876,197	937,765
Inventories	1,123,068	1,078,537
Other current assets	375,246	277,036
Total current assets	2,998,456	2,941,860

Property, plant and equipment, net	1,386,920	1,241,152
Goodwill and other intangibles, net	8,349,531	8,417,710
Other assets	608,416	288,673
Total assets	13,343,323	12,889,395

Short term borrowings	$384,958	$48,642
Other current liabilities	1,223,144	1,079,669
Total current liabilities	1,608,102	1,128,311

Long-term debt	3,997,438	4,504,417
Non-current liabilities	1,409,192	1,131,487

Redeemable noncontrolling interests	99,043	81,806

Shareholders' equity	6,229,548	6,043,374
Total liabilities and shareholders' equity	$13,343,323	$12,889,395

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$460,268	$339,781
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	323,330	173,792
Deferred income taxes	(59,279)	19,402
Losses (gains) on sale of assets	2,367	(1,177)
Stock-based compensation	34,482	29,401
Loss on extinguishment of debt	—	38,810
Gain on deal contingent derivatives	—	(12,505)
Pension contributions	(23,714)	(22,433)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	59,555	(49,958)
Inventories	(62,129)	(117,641)
Accounts payable	55,464	55,136
Accruals for incentive compensation	(22,357)	(2,289)
Other current payables and accrued expenses	2,026	(5,279)
Other assets	(63,188)	(19,219)
Other liabilities	(7,860)	11,754
Net cash provided by operating activities	698,965	437,575
Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(49,065)	(4,857,343)
Additions to property, plant and equipment	(235,978)	(170,094)
Additions to intangible assets	(6,070)	(3,326)
Proceeds from disposal of assets	42,112	8,176
Proceeds from disposal of subsidiaries, net of cash held	—	10,157
Maturity of net investment hedges	—	(2,642)
Proceeds from life insurance contracts	1,890	1,837
Proceeds from unwinding of cross currency swap derivative instruments	25,900	—
Contingent consideration paid	(4,655)	—
Net cash used in investing activities	(225,866)	(5,013,235)
Cash flows from financing activities:
Cash dividends paid to shareholders	(313,510)	(230,218)
Decrease in revolving credit facility and short term borrowing	(1,021)	(927)
Deferred financing costs	—	(33,668)
Repayments of debt	(155,261)	(376,625)
Proceeds from issuance of long-term debt	—	3,256,742
Proceeds from sales of equity securities, net of issuance costs	—	2,268,094
Contingent consideration paid	(24,478)	—
Gain (loss) on pre-issuance hedges	—	12,505
Employee withholding taxes paid	(10,787)	(9,725)
Purchase of treasury stock	—	(15,475)
Net cash (used in) provided by financing activities	(505,057)	4,870,703
Effect of exchange rates changes on cash and cash equivalents	7,381	(14,567)
Net change in cash, cash equivalents and restricted cash	(24,577)	280,476
Cash, cash equivalents and restricted cash at beginning of year	648,522	368,046
Cash, cash equivalents and restricted cash at end of period	$623,945	$648,522

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Sales
Taste	$429,869	$401,576	$1,731,919	$1,737,349
Scent	478,310	457,911	1,922,717	1,880,630
Frutarom	375,590	359,560	1,485,448	359,560
Consolidated	$1,283,769	$1,219,047	$5,140,084	$3,977,539

Segment Profit
Taste	$78,778	$77,523	$382,590	$395,190
Scent	72,901	68,002	333,522	329,548
Frutarom	31,962	27,358	126,804	27,358
Global Expenses	(10,106)	(10,752)	(49,836)	(74,730)
Operational Improvement Initiatives	(615)	(396)	(2,267)	(2,169)
Acquisition Related Costs	—	770	—	1,289
Integration Related Costs	(18,335)	(5,237)	(55,160)	(7,188)
Restructuring and Other Charges, net	(7,350)	(2,249)	(29,765)	(4,086)
(Losses) gains on Sale of Assets	(1,231)	742	(2,367)	1,177
FDA Mandated Product Recall	—	2,325	(250)	7,125
Frutarom Acquisition Related Costs	(758)	(62,836)	(5,940)	(89,632)
Compliance Review & Legal Defense Costs	(7,691)	—	(11,314)	—
N&B Transaction Related Costs	(20,747)	—	(20,747)	—
Operating profit	116,808	95,250	665,270	583,882
Interest Expense	(35,559)	(38,804)	(138,221)	(132,558)
Loss on extinguishment of debt	—	—	—	(38,810)
Other income, net	15,278	9,854	30,403	35,243
Income before taxes	$96,527	$66,300	$557,452	$447,757

Operating Margin
Taste	18%	19%	22%	23%
Scent	15%	15%	17%	18%
Frutarom	9%	8%	9%	8%
Consolidated	9%	8%	13%	15%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Foreign Exchange Impact
(Unaudited)

Q4 Taste	Sales	Segment Profit
% Change - Reported	7%	2%
Currency Impact	1%	3%
% Change - Currency Neutral	8%	5%

Q4 Scent	Sales	Segment Profit
% Change - Reported	4%	7%
Currency Impact	2%	4%
% Change - Currency Neutral	6%	11%

Q4 Frutarom	Sales	Segment Profit
% Change - Reported	4%	17%
Currency Impact	2%	8%
% Change - Currency Neutral	6%	24%*

YTD Taste	Sales	Segment Profit
% Change - Reported	0%	(3)%
Currency Impact	2%	3%
% Change - Currency Neutral	2%	0%

YTD Scent	Sales	Segment Profit
% Change - Reported	2%	1%
Currency Impact	2%	5%
% Change - Currency Neutral	4%	6%

YTD Frutarom	Sales	Segment Profit
% Change - Reported	—	—
Currency Impact	—	—
% Change - Currency Neutral	—	—

* Item does not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Fourth Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$502,162	$477,515
Operational Improvement Initiatives (a)	616	396
Integration Related Costs (c)	222	84
FDA Mandated Product Recall (e)	—	(2,325)
Frutarom Acquisition Related Costs (g)	—	23,550
Adjusted (Non-GAAP)	$503,000	$499,220

Reconciliation of Selling and Administrative Expenses
	Fourth Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$242,004	$249,614
Acquisition Related Costs (b)	—	770
Integration Related Costs (c)	(17,834)	(5,145)
Frutarom Acquisition Related Costs (g)	(756)	(39,286)
Compliance Review & Legal Defense Costs (h)	(7,691)	—
N&B Transaction Related Costs (i)	(20,747)	—
Adjusted (Non-GAAP)	$194,976	$205,953

Reconciliation of Operating Profit
	Fourth Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$116,808	$95,250
Operational Improvement Initiatives (a)	615	396
Acquisition Related Costs (b)	—	(770)
Integration Related Costs (c)	18,335	5,237
Restructuring and Other Charges, net (d)	7,350	2,249
Gain on Sale of Assets	1,231	(742)
FDA Mandated Product Recall (e)	—	(2,325)
Frutarom Acquisition Related Costs (g)	758	62,836
Compliance Review & Legal Defense Costs (h)	7,691	—
N&B Transaction Related Costs (i)	20,747	—
Adjusted (Non-GAAP)	$173,535	$162,131

Reconciliation of Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization
(DOLLARS IN THOUSANDS)	Fourth Quarter
Numerator	2019	2018
Adjusted (Non-GAAP) Operating Profit	$173,535	$162,131
Amortization of Acquisition related Intangible Assets	49,132	48,106
Adjusted (Non-GAAP) Operating Profit ex. Amortization	222,667	210,237

Denominator
Sales	1,283,769	1,219,047
Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization	17.3%	17.2%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income and EPS
	Fourth Quarter
	2019				2018
(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (k)	Net Income Attributable to IFF (l)	Diluted EPS (m)	Income before taxes	Taxes on income (k)	Net Income Attributable to IFF (l)	Diluted EPS (m)
Reported (GAAP)	$96,527	$16,150	$83,543	$0.70	$66,300	$50,800	$13,021	$0.09
Operational Improvement Initiatives (a)	615	49	566	—	395	133	262	—
Acquisition Related Costs (b)	—	—	—	—	(770)	(177)	(593)	(0.01)
Integration Related Costs (c)	18,335	4,191	14,144	0.12	5,236	1,160	4,076	0.04
Restructuring and Other Charges, net (d)	7,350	1,403	5,947	0.05	2,249	577	1,672	0.01
Losses (Gains) on Sale of Assets	1,231	282	949	0.01	(742)	(211)	(531)	—
FDA Mandated Product Recall (e)	—	—	—	—	(2,325)	(453)	(1,872)	(0.02)
U.S. Tax Reform (f)	—	—	—	—	—	(32,847)	32,847	0.30
Frutarom Acquisition Related Costs (g)	758	122	636	0.01	63,586	12,386	51,200	0.46
Compliance Review & Legal Defense Costs (h)	7,691	1,695	5,996	0.05	—	—	—	—
N&B Transaction Related Costs (i)	20,747	2,354	18,393	0.16	—	—	—	—
Redemption value adjustment to EPS (j)	—	—	—	0.04	—	—	—	0.03
Adjusted (Non-GAAP)	$153,254	$26,246	$130,174	$1.15	$133,929	$31,368	$100,082	$0.89

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Fourth Quarter
(DOLLARS AND SHARE AMOUNTS IN THOUSANDS)	2019	2018
Numerator
Adjusted (Non-GAAP) Net Income	$130,174	$100,082
Amortization of Acquisition related Intangible Assets	49,132	48,106
Tax impact on Amortization of Acquisition related Intangible Assets	13,805	10,341
Amortization of Acquisition related Intangible Assets, net of tax (n)	35,327	37,765
Adjusted (Non-GAAP) Net Income ex. Amortization	165,501	137,847

Denominator
Weighted average shares assuming dilution (diluted)	113,472	112,155
Adjusted (Non-GAAP) EPS ex. Amortization	$1.46	$1.23

(a)	For 2019, represents accelerated depreciation related plant relocations in India and China. For 2018, represents accelerated depreciation in India.
(b)	Represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses.
(c)	Represents costs related to the integration of the Frutarom acquisition, principally advisory services.
(d)
For 2019, represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Program, including severance related to outsourcing the IT function. For 2018, represents severance costs related to the 2017 Productivity Program and costs associated with the termination of agent relationships in a subsidiary.

(e)	Principally represents recoveries from our insurance.
(f)	Represents charges incurred related to enactment of certain U.S tax legislation changes in December 2017.
(g)
For 2019, amount primarily compensation associated with Frutarom options that had not vested at the time the Frutarom acquisition closed. For 2018, amount primarily includes $23.5 million of amortization for inventory "step-up" costs and $39.2 million of transaction costs included in Selling and administrative expenses.

(h)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(i)	Represents costs and expenses related to the pending transaction with Nutrition & Biosciences Inc.
(j)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(k)
The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(l)
For 2019 net income is increased by an adjustment to income attributable to noncontrolling interest of $3.2M. For 2018, net income is reduced by income attributable to noncontrolling interest of $2.5M.

(m)	The sum of these items does not foot due to rounding.
(n)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Year Ended December 31,
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$2,112,748	$1,682,707
Operational Improvement Initiatives (a)	2,267	1,650
Integration Related Costs (c)	730	102
FDA Mandated Product Recall (e)	250	(7,125)
Frutarom Acquisition Related Costs (g)	4,247	23,550
Adjusted (Non-GAAP)	$2,120,242	$1,700,884

Reconciliation of Selling and Administrative Expenses
	Year Ended December 31,
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$876,121	$707,461
Acquisition Related Costs (b)	—	1,289
Integration Related Costs (c)	(53,481)	(6,060)
Frutarom Acquisition Related Costs (g)	(1,693)	(66,082)
Compliance Review & Legal Defense Costs (h)	(11,314)	—
N&B Transaction Related Costs (i)	(20,747)	—
Adjusted (Non-GAAP)	$788,886	$636,608

Reconciliation of Operating Profit
	Year Ended December 31,
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$665,270	$583,882
Operational Improvement Initiatives (a)	2,267	2,169
Acquisition Related Costs (b)	—	(1,289)
Integration Related Costs (c)	55,160	7,188
Restructuring and Other Charges, net (d)	29,765	4,086
Losses (Gains) on Sale of Assets	2,367	(1,177)
FDA Mandated Product Recall (e)	250	(7,125)
Frutarom Acquisition Related Costs (g)	5,940	89,632
Compliance Review & Legal Defense Costs (h)	11,314	—
N&B Transaction Related Costs (i)	20,747	—
Adjusted (Non-GAAP)	$793,080	$677,366

Reconciliation of Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization
(DOLLARS IN THOUSANDS)	Year Ended December 31,
Numerator	2019	2018
Adjusted (Non-GAAP) Operating Profit	$793,080	$677,366
Amortization of Acquisition related Intangible Assets	193,097	75,879
Adjusted (Non-GAAP) Operating Profit ex. Amortization	986,177	753,245

Denominator
Sales	5,140,084	3,977,539
Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization	19.2%	18.9%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income and EPS
	Year Ended December 31,
	2019				2018
(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (k)	Net Income Attributable to IFF (l)	Diluted EPS (m)	Income before taxes	Taxes on income (k)	Net Income Attributable to IFF (l)	Diluted EPS (m)
Reported (GAAP)	$557,452	$97,184	$455,873	$4.00	$447,757	$107,976	$337,302	$3.79
Operational Improvement Initiatives (a)	2,267	610	1,657	0.01	2,169	694	1,475	0.02
Acquisition Related Costs (b)	(3,371)	—	(3,371)	(0.03)	(1,289)	(311)	(978)	(0.01)
Integration Related Costs (c)	55,160	12,461	42,699	0.38	7,188	1,397	5,791	0.07
Restructuring and Other Charges, net (d)	29,765	6,797	22,968	0.20	4,086	1,020	3,066	0.03
Losses (Gains) on Sale of Assets	2,367	572	1,795	0.02	(1,177)	(352)	(825)	(0.01)
FDA Mandated Product Recall (e)	250	57	193	—	(7,125)	(1,601)	(5,524)	(0.06)
U.S. Tax Reform (f)	—	—	—	—	—	(25,345)	25,345	0.29
Frutarom Acquisition Related Costs (g)	5,940	794	5,146	0.05	155,569	28,490	127,079	1.44
Compliance Review & Legal Defense Costs (h)	11,314	2,522	8,792	0.08	—	—	—	—
N&B Transaction Related Costs (i)	20,747	2,354	18,393	0.16	—	—	—	—
Redemption value adjustment to EPS (j)	—	—	—	0.02	—	—	—	0.03
Adjusted (Non-GAAP)	$681,891	$123,351	$554,145	$4.88	$607,178	$111,968	$492,731	$5.58

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Year Ended December 31,
(DOLLARS AND SHARE AMOUNTS IN THOUSANDS)	2019	2018
Numerator
Adjusted (Non-GAAP) Net Income	$554,145	$492,731
Amortization of Acquisition related Intangible Assets	193,097	75,879
Tax impact on Amortization of Acquisition related Intangible Assets	47,589	18,354
Amortization of Acquisition related Intangible Assets, net of tax (n)	145,508	57,525
Adjusted (Non-GAAP) Net Income ex. Amortization	699,653	550,256

Denominator
Weighted average shares assuming dilution (diluted)	113,307	88,121
Adjusted (Non-GAAP) EPS ex. Amortization	$6.17	$6.23

(a)	For 2019, represents accelerated depreciation related to plant relocations in India and China. For 2018, represents accelerated depreciation in India and Taiwan asset write off.
(b)
For 2019, represents adjustments to the fair value for an equity method investment in Canada which we began consolidating in the second quarter. For 2018, represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses.

(c)	Represents costs related to the integration of the Frutarom acquisition, principally advisory services.
(d)
For 2019, represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Program, including severance related to outsourcing the IT function. For 2018, represents severance costs related to the 2017 Productivity Program and costs associated with the termination of agent relationships in a subsidiary.

(e)
For 2019, represents additional claims that management will pay to co-packers. For 2018, principally represents recoveries from the supplier for the third and fourth quarter, partially offset by final payments to the customer made for the effected product in the first quarter.

(f)	Represents charges incurred related to enactment of certain U.S tax legislation changes in December 2017.
(g)
Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2019, amount primarily includes amortization for inventory "step-up" costs and transaction costs. For 2018, amount primarily includes $23.5 million of amortization for inventory "step-up" costs, $39.4 million of bridge loan commitment fees included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $12.5 million realized gain on a foreign currency derivative included in Other income; and $66.0 million of transaction costs included in Selling and administrative expenses.

(h)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(i)	Represents costs and expenses related to the pending transaction with Nutrition & Biosciences Inc.
(j)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(k)
The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(l)	For 2019 and 2018, net income is reduced by income attributable to noncontrolling interest of $4.4M and $2.5M, respectively.
(m)	The sum of these items does not foot due to rounding.
(n)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.